                                             Exhibit 99.1

News Release
U.S. Silica Holdings, Inc. Announces Fourth Quarter and Full Year 2023 Results
•GAAP and adjusted EPS for the quarter of $0.37 and $0.28 per diluted share, respectively
•Full year 2023 net income of $146.9 million increased 88% year-over-year
•Full year 2023 total company contribution margin of $549.7 million increased 16% year-over-year
•Full year 2023 cash flow from operations of $263.9 million
•Balance sheet strengthened with additional $25 million of debt extinguished

Katy, Texas, February 27, 2024 – U.S. Silica Holdings, Inc. (NYSE: SLCA) (the “Company”), a diversified industrial minerals company and the leading last-mile logistics provider to the oil and gas industry, today announced its fourth quarter and full year results for the period ended December 31, 2023.
“During the fourth quarter, we continued to strengthen our financial foundation and advance our growth strategy while closing out an exceptionally strong and historic year for the company,” said Bryan Shinn, U.S. Silica’s Chief Executive Officer. "In 2023, we delivered on our guidance of approximately 25% year-over-year improvement in Adjusted EBITDA, generated another year of robust cash flow from operations of $264 million, managed an 88% increase in annual net income, and improved our total company contribution margin by 16% year-over-year. These impressive annual results were driven by healthy customer demand, disciplined pricing in our Oil and Gas segment, and increased pricing and improved product mix for our Industrial and Specialty Products segment, all of which was supported by our optimized and lean cost structure. Furthermore, in the fourth quarter, we repurchased and extinguished an additional $25 million of debt, improving our balance sheet and maintaining a low net leverage ratio of 1.4x.
“In our Oil and Gas segment, thanks to our disciplined pricing approach, coupled with our variable cost reduction initiatives, we delivered a strong segment contribution margin of 35% for the quarter despite the demand impact of lower drilling and completions activity due to weather and fourth-quarter seasonality. In the fourth quarter, we signed four customer contract amendments and extensions, reflecting our stellar market reputation for reliability and ability to deliver proppant at scale. Additionally, our new, patent-pending Guardian frac fluid filtration system continues to perform well and gain momentum in the market, and we expect to add several incremental systems to the fleet in 2024.
"In our Industrial and Specialty Products segment, we benefited from ongoing structural cost reductions, price increases, and greater sales from advanced materials, resulting in improved profitability with a 27% increase in contribution margin on a per ton basis when compared to the prior year quarter. As expected, however, our fourth quarter volumes declined on a year-over-year basis, due to a combination of normal reduced seasonal demand, customer facility maintenance, and customer year-end inventory management.

"Looking ahead, 2024 is shaping up to be another strong year of operating cash flow generation. Our Oil and Gas segment is well positioned in active well completion basins, with strong customer commitments that provide cash flow visibility. In our Industrial segment, customer demand remains strong overall, and we anticipate year-over-year improvements as we realize a full quarter of price increases.”

Fourth Quarter 2023 Highlights
Net income for the fourth quarter ended December 31, 2023 was $29.1 million, or $0.37 per diluted share. The fourth quarter results were impacted by $9.1 million pre-tax, or $0.09 per diluted share after-tax, of gains primarily related to asset sales, partially offset by facility closure costs, business optimization, and the loss on extinguishment of debt, resulting in adjusted EPS (a non-GAAP measure) of $0.28 per diluted share.
These results compared with net income of $26.9 million, or $0.34 per diluted share, for the third quarter of 2023, which was impacted by $3.8 million pre-tax, or $0.04 per diluted share after-tax, of charges primarily related to a non-recurring adjustment to depreciation and the loss on extinguishment of debt, resulting in adjusted EPS (a non-GAAP measure) of $0.38 per diluted share.
In the fourth quarter of 2023, the Company completed a $25 million voluntary term loan principal repayment, extinguishing the debt at par using excess cash on hand.
Total Company

In millions	Q4 2023	Q3 2023	Sequential Change	Q4 2022	Year-over-year Change	2023	2022	Year-over-year Change
Revenue	$336.0	$367.0	(8)%	$412.9	(19)%	$1,552.0	$1,525.1	2%
Net Income	$29.1	$26.9	8%	$31.6	(8)%	$146.9	$78.2	88%
Tons Sold	3.865	4.121	(6)%	4.606	(16)%	17.378	18.016	(4)%
Contribution Margin*	$116.9	$129.2	(10)%	$134.4	(13)%	$549.7	$472.1	16%
Adjusted EBITDA*	$88.6	$102.1	(13)%	$104.2	(15)%	$439.0	$353.6	24%
Oil & Gas Segment
•Fourth quarter 2023 results were driven by lower proppant volumes, fewer SandBox loads, and a decrease in average selling price per ton.

In millions	Q4 2023	Q3 2023	Sequential Change	Q4 2022	Year-over-year Change
Revenue	$200.6	$231.4	(13)%	$273.7	(27)%
Tons Sold	2.907	3.122	(7)%	3.568	(19)%
Contribution Margin*	$70.1	$82.9	(15)%	$94.4	(26)%

Industrial & Specialty Products (ISP) Segment
•Fourth quarter 2023 results were impacted by typical seasonality, partially offset by improvements in operational efficiencies, price increases, and product mix.

In millions	Q4 2023	Q3 2023	Sequential Change	Q4 2022	Year-over-year Change
Revenue	$135.5	$135.5	—%	$139.2	(3)%
Tons Sold	0.958	0.999	(4)%	1.038	(8)%
Contribution Margin*	$46.8	$46.3	1%	$40.0	17%

*Contribution Margin and Adjusted EBITDA are non-GAAP financial measures; see the discussion of non-GAAP information below and the reconciliation of GAAP to non-GAAP results included as an exhibit to this press release.

Capital Update
As of December 31, 2023, the Company had $245.7 million in cash and cash equivalents and total debt was $840.0 million. The Company's $150.0 million Revolver had zero drawn, with $15.3 million allocated for letters of credit, and availability of $134.7 million. Capital expenditures in 2023 totaled $65.2 million and were primarily related to growth projects, facility improvements, and maintenance projects. During 2023, the Company generated $263.9 million in cash flow from operations.
Reclassification of Northern White Sand Offerings
After careful consideration, the Company is reallocating its Northern White Sand offerings from the Oil and Gas business segment to the Industrial and Specialty Products segment beginning with first quarter 2024 results. Given how the Northern White Sand business has evolved over the years, the Company believes that it is better positioned today as an offering within ISP. This change will streamline U.S. Silica’s business operations and allow the Company to maximize value as it will now have all Northern White Sand based offerings in one business unit. Management will discuss this reclassification further on its first-quarter 2024 earnings call and offer historical examples to bridge prior quarter results to the new reporting design.
Outlook and Guidance
"Looking ahead to the first quarter of 2024, our two business segments remain well positioned in their respective markets," said Shinn. "U.S. Silica has a strong portfolio of industrial and specialty products that serve numerous essential, high-growth and attractive end markets, supported by a robust pipeline of new products under development. We expect growth in our underlying base business, coupled with pricing increases and total addressable market expansions.
"The oil and gas industry continues to progress through a multi-year growth cycle. Constructive through-cycle commodity prices coupled with improved well completion efficiencies and intensity are supportive of an active environment over the next few years, and we have strong contractual commitments for our sand production capacity for the year.
"We remain focused on generating cash flow from operations and de-levering the balance sheet. We expect to produce robust operating cash flow in 2024, while investing approximately $60 million for capital expenditures for the year."
Conference Call
U.S. Silica will host a conference call for investors today, February 27, 2024 at 7:30 a.m. Central Time to discuss these results. Hosting the call will be Bryan Shinn, Chief Executive Officer and Kevin Hough, interim Executive Vice President and Chief Financial Officer. Investors are invited to listen to a live webcast of the conference call by visiting the "Investors- Events & Presentations" section of the Company's website at www.ussilica.com. The webcast will be archived for one year. The call can also be accessed live over the telephone by dialing (877) 869-3847 or for international callers, (201) 689-8261. A replay will be available shortly after the call and can be accessed by dialing (877) 660-6853 or for international callers, (201) 612-7415. The conference ID for the replay is 13744295. The replay will be available through March 27, 2024.

About U.S. Silica
U.S. Silica Holdings Inc. is a global performance materials company and is a member of the Russell 2000. The company is a leading producer of commercial silica used in the oil and gas industry and in a wide range of industrial applications. Over its 124-year history, U.S. Silica has developed core competencies in mining, processing, logistics and materials science that enable it to produce and cost-effectively deliver more than 800 diversified products to customers across our end markets.
U.S. Silica's wholly-owned subsidiaries include EP Minerals and SandBox Logistics™. EP Minerals is an industry leader in the production of products derived from diatomaceous earth, perlite, engineered clays and non-activated clays. SandBox Logistics™ is a state-of-the-art leader in proppant storage, handling and well-site delivery, and is dedicated to making proppant logistics cleaner, safer and more efficient. The company has 26 operating mines and processing facilities and two additional exploration stage properties across the United States and is headquartered in Katy, Texas.
Forward-looking Statements
This full-year and fourth-quarter 2023 earnings release, as well as other statements we make, contain "forward-looking statements" within the meaning of the federal securities laws - that is, statements about the future, not about past events. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. These statements may include words such as "anticipate," "estimate," "expect," "project," "plan," "intend," "believe," "may," "will," "should," "could," "can have," "likely" and other words and terms of similar meaning. Forward-looking statements made include any statement that does not directly relate to any historical or current fact and may include, but are not limited to, statements regarding U.S. Silica's estimated and projected costs and cost reduction programs, reserves and finished products estimates, growth opportunities, strategy, future financial results, forecasts, projections, plans and capital expenditures, and technological innovations. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are global economic conditions; heightened levels of inflation and rising interest rates; supply chain and logistics constraints for our company and our customers; fluctuations in demand for commercial silica, diatomaceous earth, perlite, clay and cellulose; fluctuations in demand for frac sand or the development of either effective alternative proppants or new processes to replace hydraulic fracturing; the entry of competitors into our marketplace; changes in production spending by companies in the oil and gas industry and changes in the level of oil and natural gas exploration and development; changes in oil and gas inventories; general economic, political and business conditions in key regions of the world including the ongoing conflicts between Russia and Ukraine and between Israel and Hamas; pricing pressure; cost inflation; weather and seasonal factors; the cyclical nature of our customers' business; our inability to meet our financial and performance targets and other forecasts or expectations; our substantial indebtedness and pension obligations, including restrictions on our operations imposed by our indebtedness; operational modifications, delays or cancellations; prices for electricity, natural gas and diesel fuel; our ability to maintain our transportation network; changes in government regulations and regulatory requirements, including those related to mining, explosives, chemicals, and oil and gas production; silica-related health issues and corresponding litigation; and other risks and uncertainties detailed in this press release and our most recent Forms 10-K, 10-Q, and 8-K filed with or furnished to the U.S. Securities and Exchange Commission. If one or more of these or other risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those reflected in our forward-looking statements. The forward-looking statements speak only as of the date hereof, and we disclaim any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

U.S. SILICA HOLDINGS, INC.
SELECTED FINANCIAL DATA FROM CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; dollars in thousands, except per share amounts)

	Three Months Ended
	December 31, 2023	September 30, 2023	December 31, 2022
Total sales	$336,037	$366,961	$412,934
Total cost of sales (excluding depreciation, depletion and amortization)	226,764	240,957	282,904
Operating expenses:
Selling, general and administrative	31,653	29,287	34,978
Depreciation, depletion and amortization	32,505	35,822	33,202
Total operating expenses	64,158	65,109	68,180
Operating income	45,115	60,895	61,850
Other (expense) income:
Interest expense	(25,622)	(26,039)	(22,821)
Other income, net, including interest income	17,778	4,016	3,437
Total other expense	(7,844)	(22,023)	(19,384)
Income before income taxes	37,271	38,872	42,466
Income tax expense	(8,306)	(12,064)	(10,950)
Net income	$28,965	$26,808	$31,516
Less: Net loss attributable to non-controlling interest	(144)	(101)	(74)
Net income attributable to U.S. Silica Holdings, Inc.	$29,109	$26,909	$31,590

Earnings per share attributable to U.S. Silica Holdings, Inc.:
Basic	$0.38	$0.35	$0.42
Diluted	$0.37	$0.34	$0.40
Weighted average shares outstanding:
Basic	77,181	77,125	75,711
Diluted	78,799	78,700	78,026

	Year Ended
	December 31, 2023	December 31, 2022
Total sales	$1,552,022	$1,525,147
Total cost of sales (excluding depreciation, depletion and amortization)	1,020,627	1,070,189
Operating expenses:
Selling, general and administrative	118,797	143,838
Depreciation, depletion and amortization	137,259	140,166
Total operating expenses	256,056	284,004
Operating income	275,339	170,954
Other (expense) income:
Interest expense	(101,709)	(77,598)
Other income, net, including interest income	21,939	10,643
Total other expense	(79,770)	(66,955)
Income before income taxes	195,569	103,999
Income tax expense	(49,080)	(26,159)
Net income	$146,489	$77,840
Less: Net loss attributable to non-controlling interest	(436)	(336)
Net income attributable to U.S. Silica Holdings, Inc.	$146,925	$78,176

Earnings per share attributable to U.S. Silica Holdings, Inc.:
Basic	$1.91	$1.04
Diluted	$1.87	$1.01
Weighted average shares outstanding:
Basic	76,980	75,512
Diluted	78,520	77,670
Dividends declared per share	$—	$—

U.S. SILICA HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited; dollars in thousands)

	December 31, 2023	December 31, 2022

ASSETS
Current Assets:
Cash and cash equivalents	$245,716	$280,845
Accounts receivable, net	185,917	208,631
Inventories, net	149,429	147,626
Prepaid expenses and other current assets	19,682	20,182
Total current assets	600,744	657,284
Property, plant and mine development, net	1,125,220	1,178,834
Lease right-of-use assets	41,095	42,374
Goodwill	185,649	185,649
Intangible assets, net	131,384	140,809
Other assets	12,501	9,630
Total assets	$2,096,593	$2,214,580
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$147,479	$216,239
Current portion of operating lease liabilities	18,569	19,773
Current portion of long-term debt	16,367	19,535
Current portion of deferred revenue	3,124	16,275
Income tax payable	311	128
Total current liabilities	185,850	271,950
Long-term debt, net	823,670	1,037,458
Deferred revenue	12,388	14,477
Liability for pension and other post-retirement benefits	28,715	30,911
Deferred income taxes, net	100,458	64,636
Operating lease liabilities	55,089	64,478
Other long-term obligations	34,896	25,976
Total liabilities	1,241,066	1,509,886
Stockholders’ Equity:
Preferred stock	—	—
Common stock	877	854
Additional paid-in capital	1,249,460	1,234,834
Retained deficit	(204,159)	(351,084)
Treasury stock, at cost	(196,745)	(186,196)
Accumulated other comprehensive loss	(125)	(1,723)
Total U.S. Silica Holdings, Inc. stockholders’ equity	849,308	696,685
Non-controlling interest	6,219	8,009
Total stockholders' equity	855,527	704,694
Total liabilities and stockholders’ equity	$2,096,593	$2,214,580

Non-GAAP Financial Measures
Segment Contribution Margin
Segment contribution margin is a key metric that management uses to evaluate our operating performance and to determine resource allocation between segments. Segment contribution margin excludes selling, general, and administrative costs, corporate costs, plant capacity expansion expenses, and facility closure costs. We believe that segment contribution margin, as defined above, is an appropriate measure for evaluating the operating performance of our segments. However, segment contribution margin is a non-GAAP measure and should be considered in addition to, not a substitute for, or superior to, net income (loss) or other measures of financial performance prepared in accordance with GAAP.
The following table sets forth a reconciliation of net income, the most directly comparable GAAP financial measure, to segment contribution margin.

	Three Months Ended
	December 31, 2023	September 30, 2023	December 31, 2022
Sales:
Oil & Gas Proppants	$200,552	$231,426	$273,717
Industrial & Specialty Products	135,485	135,535	139,217
Total sales	336,037	366,961	412,934
Segment contribution margin:
Oil & Gas Proppants	70,142	82,890	94,437
Industrial & Specialty Products	46,794	46,347	40,004
Total segment contribution margin	116,936	129,237	134,441
Operating activities excluded from segment cost of sales	(7,663)	(3,233)	(4,411)
Selling, general and administrative	(31,653)	(29,287)	(34,978)
Depreciation, depletion and amortization	(32,505)	(35,822)	(33,202)
Interest expense	(25,622)	(26,039)	(22,821)
Other income, net, including interest income	17,778	4,016	3,437
Income tax expense	(8,306)	(12,064)	(10,950)
Net income	$28,965	$26,808	$31,516
Less: Net loss attributable to non-controlling interest	(144)	(101)	(74)
Net income attributable to U.S. Silica Holdings, Inc.	$29,109	$26,909	$31,590

	Year Ended
	December 31, 2023	December 31, 2022
Sales:
Oil & Gas Proppants	$994,276	$961,667
Industrial & Specialty Products	557,746	563,480
Total sales	1,552,022	1,525,147
Segment contribution margin:
Oil & Gas Proppants	361,998	301,837
Industrial & Specialty Products	187,665	170,280
Total segment contribution margin	549,663	472,117
Operating activities excluded from segment cost of sales	(18,268)	(17,159)
Selling, general and administrative	(118,797)	(143,838)
Depreciation, depletion and amortization	(137,259)	(140,166)
Interest expense	(101,709)	(77,598)
Other income, net, including interest income	21,939	10,643
Income tax expense	(49,080)	(26,159)
Net income	$146,489	$77,840
Less: Net loss attributable to non-controlling interest	(436)	(336)
Net income attributable to U.S. Silica Holdings, Inc.	$146,925	$78,176
Adjusted EBITDA
Adjusted EBITDA is not a measure of our financial performance or liquidity under GAAP and should not be considered as an alternative to net income as a measure of operating performance, cash flows from operating activities as a measure of liquidity or any other performance measure derived in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of available cash flow for management's discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Adjusted EBITDA contains certain other limitations, including the failure to reflect our cash expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized, and excludes certain non-recurring charges that may recur in the future. Management compensates for these limitations by relying primarily on our GAAP results and by using Adjusted EBITDA only supplementally. Our measure of Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation. Trailing Twelve Month (TTM) Adjusted EBITDA is a measure of Adjusted EBITDA over the trailing twelve months.

The following table sets forth a reconciliation of net income, the most directly comparable GAAP financial measure, to Adjusted EBITDA:

(All amounts in thousands)	Three Months Ended
	December 31, 2023	September 30, 2023	December 31, 2022
Net income attributable to U.S. Silica Holdings, Inc.	$29,109	$26,909	$31,590
Total interest expense, net of interest income	22,845	23,912	21,511
Provision for taxes	8,306	12,064	10,950
Total depreciation, depletion and amortization expenses	32,505	35,822	33,202
EBITDA	92,765	98,707	97,253
Non-cash incentive compensation (1)	3,910	3,723	4,875
Post-employment expenses (excluding service costs) (2)	982	(1,001)	(674)
Merger and acquisition related expenses (3)	665	421	1,495
Plant capacity expansion expenses (4)	6	59	86
Business optimization projects (6)	846	—	648
Facility closure costs (7)	3,462	123	303
Other adjustments allowable under the Credit Agreement (8)	(14,045)	105	170
Adjusted EBITDA	$88,591	$102,137	$104,156

(All amounts in thousands)	Year Ended
	December 31, 2023	December 31, 2022
Net income attributable to U.S. Silica Holdings, Inc.	$146,925	$78,176
Total interest expense, net of interest income	92,694	75,437
Provision for taxes	49,080	26,159
Total depreciation, depletion and amortization expenses	137,259	140,166
EBITDA	425,958	319,938
Non-cash incentive compensation (1)	14,699	19,653
Post-employment expenses (excluding service costs) (2)	(1,698)	(2,654)
Merger and acquisition related expenses (3)	2,155	6,984
Plant capacity expansion expenses (4)	163	213
Contract termination expenses (5)	—	6,500
Business optimization projects (6)	1,892	1,209
Facility closure costs (7)	3,737	1,503
Other adjustments allowable under the Credit Agreement (8)	(7,906)	212
Adjusted EBITDA	$439,000	$353,558

(1)	Reflects equity-based non-cash compensation expense.
(2)	Includes net pension cost and net post-retirement cost relating to pension and other post-retirement benefit obligations during the applicable period, but in each case excluding the service cost relating to benefits earned during such period. Non-service net periodic benefit costs are not considered reflective of our operating performance because these costs do not exclusively originate from employee services during the applicable period and may experience periodic fluctuations as a result of changes in non-operating factors, including changes in discount rates, changes in expected returns on benefit plan assets, and other demographic actuarial assumptions.

(3)	Merger and acquisition related expenses include legal fees, professional fees, bank fees, severance costs, and other employee related costs. While these costs are not operational in nature and are not expected to continue for any singular transaction on an ongoing basis, similar types of costs, expenses and charges have occurred in prior periods and may recur in the future as we continue to integrate prior acquisitions and pursue any future acquisitions.
(4)	Plant capacity expansion expenses include expenses that are not inventoriable or capitalizable as related to plant expansion projects greater than $2 million in capital expenditures or plant start up projects. While these expenses are not operational in nature and are not expected to continue for any singular project on an ongoing basis, similar types of expenses have occurred in prior periods and may recur in the future.
(5)	Reflects contract termination expenses related to strategically exiting a service contract. While these expenses are not operational in nature and are not expected to continue for any singular event on an ongoing basis, similar types of expenses have occurred in prior periods and may recur in the future as we continue to strategically evaluate our contracts.
(6)	Reflects costs incurred related to business optimization projects mainly within our corporate center, which aim to measure and improve the efficiency, productivity and performance of our organization. While these costs are not operational in nature and are not expected to continue for any singular project on an ongoing basis, similar types of expenses may recur in the future.
(7)	Reflects costs incurred mainly related to idled sand facilities and closed corporate offices, including severance costs and remaining contracted costs such as office lease costs, and common area maintenance fees. While these costs are not operational in nature and are not expected to continue for any singular event on an ongoing basis, similar types of expenses may recur in the future.
(8)	Reflects miscellaneous adjustments permitted under the Credit Agreement. The year ended December 31, 2023 also included costs related to severance restructuring of $0.9 million, recruiting costs of $1.5 million, an adjustment to non-controlling interest of $0.4 million and $8.5 million related to the loss on extinguishment of debt, offset by an insurance recovery of $0.6 million and net proceeds of the sale of assets of $18.6 million. The year ended December 31, 2022 also included costs related to weather events and supplier and logistical issues of $1.1 million, severance restructuring costs of $1.8 million, an adjustment to non-controlling interest of $0.6 million, partially offset by net proceeds of the sale of assets of $1.7 million and $2.9 million related to the gain on extinguishment of debt.
Adjusted EPS
Adjusted EPS is diluted earnings or loss per share adjusted to exclude costs associated with merger & acquisition related activities and strategic business reviews, costs associated with business optimization, facility closure costs, asset gain or loss, the effect of a non-recurring depreciation adjustment, and gain or loss on debt extinguishment.
Management believes Adjusted EPS is useful in providing period-to-period comparisons of the results of the Company's operations to assist investors in reviewing the Company's operating performance over time. Management believes it is useful to exclude certain items when comparing current performance to prior periods because these items can vary significantly depending on specific underlying transactions or events. Also, management believes certain excluded items may not relate specifically to current operating trends or be indicative of future results.

The following table sets forth a reconciliation from GAAP EPS to adjusted EPS:

	Three Months Ended
	December 31, 2023	September 30, 2023	December 31, 2022
Reported Diluted EPS	$0.37	$0.34	$0.40
Merger & Acquisition	—	—	0.02
Business Optimization	0.01	—	0.01
Facility Closure Costs	0.03	—	—
Asset (Gain)/Loss	(0.15)	—	—
Depreciation Adjustment	—	0.03	—
(Gain)/Loss on extinguishment of debt	0.01	0.01	(0.01)
Other	0.01	—	0.01
Total Adjustments	(0.09)	0.04	0.03
Adjusted Diluted EPS	$0.28	$0.38	$0.43

Diluted Shares	78,799	78,700	78,026

Free Cash Flow
Free Cash Flow is a non-GAAP financial measure which is calculated as net cash provided by operating activities less capital expenditures. Management believes that Free Cash Flow is a measure to assess liquidity of the business.
The following table sets forth a reconciliation of cash flows from operating activities to free cash flow:

(All amounts in thousands)	Year Ended		Three Months Ended
	December 31, 2023	December 31, 2022	December 31, 2023
Net cash provided by operating activities	$263,868	$262,716	$54,160
Capital expenditures	(65,155)	(53,168)	(17,529)
Free cash flow	$198,713	$209,548	$36,631

Net Debt
Net Debt is calculated by adding together the current portion of long-term debt and long-term debt, net and subtracting cash and cash equivalents from the total. Net debt shows how a company’s indebtedness has changed over a period as a result of cash flows. Net debt allows investors to see how business financing has changed and assess whether an entity that has had a significant increase in cash has, for example, achieved this only by taking on a corresponding increase in debt. Net debt is not a measure of our financial performance or liquidity under GAAP and should not be considered as an alternative to net income as a measure of operating performance, cash flows from operating activities as a measure of liquidity or any other performance measure derived in accordance with GAAP.
Net Leverage Ratio
Net Leverage Ratio is calculated by dividing net debt by Trailing Twelve Month (TTM) Adjusted EBITDA. Management believes that net leverage ratio provides useful information to investors because it is an important indicator of the Company’s indebtedness in relation to its operating performance. Net Leverage Ratio should be considered in addition to results prepared in accordance with GAAP and should not be considered substitutes for or superior to GAAP results. In addition, our Net Leverage Ratio may not be comparable to similarly titled measures utilized by other companies.

The following table sets forth a reconciliation for net debt and net leverage ratio:

	Year Ended	Three Months Ended
(All amounts in thousands)	December 31, 2022	March 31, 2023	June 30, 2023	September 30, 2023	December 31, 2023
Cash and cash equivalents	$(280,845)	$(139,494)	$(186,961)	$(222,435)	$(245,716)
Current portion of long-term debt	19,535	13,590	10,152	19,763	16,367
Long-term debt	1,037,458	897,013	871,913	847,849	823,670
Net debt	$776,148	$771,109	$695,104	$645,177	$594,321

TTM Adjusted EBITDA	$353,558	$425,291	$455,142	$454,565	$439,000
Net Leverage Ratio	2.2x	1.8x	1.5x	1.4x	1.4x
Forward-looking Non-GAAP Measures
A reconciliation of net leverage ratio and segment contribution margin as used in our guidance, which are forward-looking non-GAAP financial measures, to the most directly comparable GAAP financial measure, is not provided because the Company is unable to provide such reconciliations without unreasonable effort. The inability to provide each reconciliation is due to the unpredictability of the amounts and timing of events affecting the items we exclude from the non-GAAP measures.

Investor Contacts
Patricia Gil
Vice President, Investor Relations & Sustainability
(281) 505-6011
gil@ussilica.com